Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated July 17, 2013 and Prospectus Dated July 12, 2013
Registration Nos. 333-188745 and 333-188745-01

Ohio Phase-In-Recovery Funding LLC
Issuing Entity
PRICING TERM SHEET
July 23, 2013
$267,408,000
Senior Secured Phase-In-Recovery Bonds

Joint Bookrunners:	Citigroup Global Markets Inc. and RBC Capital Markets, LLC

Co-Managers:	PNC Capital Markets LLC, RBS Securities Inc. and Wells Fargo Securities, LLC.

Expected Ratings:	“Aaa(sf)”/ “AAA(sf)” by Moody’s and S&P, respectively.*

Closing Date / Settlement Date:	August 1, 2013 **

Interest Payment Dates:	January 1 and July 1 of each year, and on the final maturity date, commencing on July 1, 2014.

Applicable Time:	12:18 P.M. (ET) on July 23, 2013.

Proceeds to Issuing Entity:
The total amount of proceeds to the Issuing Entity (as defined below) after underwriting discounts and commissions of $1,069,632 and before deduction of expenses (estimated to be $2,670,763) is $266,332,362.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	No. of Scheduled Semi- Annual Sinking Fund Payments	Interest Rate	Initial Price to Public***	Underwriting Discounts and Commissions
A-1	$164,900,000	2.25	7/1/2017	7/1/2018	7	0.958%	99.99826%	0.40%
A-2	$102,508,000	5.08	7/1/2019	7/1/2020	5	2.049%	99.99694%	0.40%

Ohio Phase-in-Recovery Funding LLC (the “Issuing Entity”) and Ohio Power Company (“OPCo”) have jointly filed a registration statement (including a prospectus and preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the Issuing Entity and OPCo have filed with the SEC for more complete information about the Issuing Entity and the offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the Issuing Entity, Citigroup Global Markets Inc. or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407.

* A security rating is not a recommendation to buy, sell, or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time by the assigning rating organization.

** It is expected that delivery of the Senior Secured Phase-In-Recovery Bonds (the “Bonds”) will be made to investors on or about August 1, 2013 (such settlement being referred to as “T+7”).  Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days (such settlement referred to as “T+3”), unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Bonds on the date of pricing or on the next business day will be required, by virtue of the fact that the Bonds initially will settle at T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date of pricing or the next business day should consult their own advisors.

***Interest on the Bonds will accrue from August 1, 2013 and must be paid by the purchaser if the Bonds are delivered after that date.

	Tranche A-1	Tranche A-2
Reference Benchmark:	interpolated swaps	interpolated swaps
Reference Yield:	0.558%	1.528%
Reoffer Spread:	40 bps	52 bps
Reoffer Yield:	0.958%	2.048%
Interest Rate:	0.958%	2.049%
Net Proceeds: (%)	99.59826%	99.59694%
Net Proceeds: ($)	$164,237,530.74	$102,094,831.26
CUSIP:	67741Y AA6	67741Y AB4
ISIN:	US67741YAA64	US67741YAB48

Expected Amortization Schedule

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance
Closing Date	$164,900,000.00	$102,508,000.00
7/1/2014	129,963,522.28	102,508,000.00
1/1/2015	107,763,419.81	102,508,000.00
7/1/2015	84,536,959.05	102,508,000.00
1/1/2016	61,790,651.06	102,508,000.00
7/1/2016	38,672,593.03	102,508,000.00
1/1/2017	16,232,132.41	102,508,000.00
7/1/2017	-	94,878,311.39
1/1/2018	-	72,047,743.79
7/1/2018	-	47,922,804.63
1/1/2019	-	24,586,669.65
7/1/2019	-	-

Expected Sinking Fund Schedule

Semi-Annual Payment Date	Tranche A-1 Scheduled Principal Payment	Tranche A-2 Scheduled Principal Payment
Tranche Size on Closing Date	$164,900,000.00	$102,508,000.00

7/1/2014	34,936,477.72	-
1/1/2015	22,200,102.47	-
7/1/2015	23,226,460.76	-
1/1/2016	22,746,307.99	-
7/1/2016	23,118,058.03	-
1/1/2017	22,440,460.62	-
7/1/2017	16,232,132.41	7,629,688.61
1/1/2018	-	22,830,567.60
7/1/2018	-	24,124,939.16
1/1/2019	-	23,336,134.98
7/1/2019	-	24,586,669.65
Total Payments	$164,900,000.00	$102,508,000.00